EXHIBIT A TO THE PROXY STATEMENT

MP63 FUND

NOMINATING COMMITTEE CHARTER

This Charter sets forth the purpose, authority, and responsibilities of the Nominating Committee of the Board of Directors (the “Board”) of MP63 Fund (the “Fund”). This Charter will be reviewed annually by the Board.

Purpose

The purpose of the Nominating Committee shall be to select and nominate other Directors, including Independent Directors (as defined below). Selection and nomination refers to the process by which Board candidates (each, a “Candidate”) are researched, recruited, considered and formally appointed.

The Nominating Committee has been duly established by the Board and shall have the resources and authority appropriate to discharge its responsibilities, including, among other things, the authority to retain a search firm to assist the Nominating Committee in identifying, screening and attracting Candidates, including the sole authority to approve the search firm’s fees and other retention terms.

Composition and Term of Members of the Nominating Committee

The Nominating Committee shall be comprised entirely of members of the Board who are not “interested persons” of the Fund (“Independent Directors”) as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), and may not be fewer than two (2) Independent Directors, as required by the Fund’s Bylaws. To qualify as not “interested,” such members may not, other than in his or her capacity as a member of the Nominating Committee or a member of the Board, accept any consulting, advisory, or other compensatory fee from the Fund or be an affiliated person of the Fund.  Each Committee member shall serve as long as he/she qualifies as an Independent Director and until the earlier of: (1) his/her death, retirement, resignation, or removal as a Director; (2) his/her resignation as a Committee member; (3) his/her removal as a Committee member by a majority of the Independent Directors then serving on the Board; or (4) his/her replacement by a duly appointed successor.  Such Independent Directors shall designate the Chairperson of the Nominating Committee. The Nominating Committee shall elect a Chair, who shall preside at all Committee meetings at which he/she is present and shall have such other duties and powers as may be determined by the other Committee members.

Meetings

The Nominating Committee shall meet as it deems necessary to comply with the 1940 Act or otherwise. Additional meetings shall be held as deemed appropriate by the Chairperson of the Nominating Committee or a majority of the Nominating Committee members. A quorum for purposes of conducting a meeting shall be 50% or more of the members present at such meeting. A majority of the members of the Nominating Committee shall constitute a quorum for the transaction of business and the act of a majority of the members or alternate members present at any meeting at which a quorum is present shall be the act of the Nominating Committee.  Minutes of the meetings of the Nominating Committee will be prepared and circulated to all members of the Nominating Committee for review and comment in a timely manner. The Committee may meet in person, by telephone or other means by which all persons participating in the meeting can hear each other at the same time.

Responsibilities of the Nominating Committee

Control of the selection and nomination process for Candidates at all times should rest with the Nominating Committee. This Charter is not intended to supplant or limit the ability of Fund shareholders under state law or federal law to nominate Directors. The Committee will review shareholders’ nominations to fill vacancies on the Board in accordance with the requirements of this Charter, the Fund’s Bylaws and applicable law. Shareholder Candidates submitted for consideration by the Committee must be sent to the President of the Fund in writing together with the appropriate biographical and other information concerning each such proposed nominee (including the information set forth below), and such nomination must comply with the notice and other provisions set forth herein, in the Fund’s Bylaws or under applicable law. The Nominating Committee’s policy with respect to reviewing shareholder nominations will be disclosed as required by applicable securities laws. In addition, officers of the Fund’s investment advisers may suggest Director Candidates, if the Nominating Committee invites such suggestions, and the investment adviser may provide administrative assistance in the selection and nomination process.

The Committee, however, should not view participation by shareholders and investment advisers in this process as precluding or excusing it from the responsibility to canvass, recruit, interview, and solicit Candidates.

In carrying out these responsibilities, the Nominating Committee shall obtain from any Candidate, and a shareholder submitting a Candidate for nomination as a Director shall provide, a formal written resume, a completed questionnaire delineating relationships between the Candidate and the Fund, the investment advisers to the Fund, the principal underwriter of the Fund, and all material service providers to the Fund, and such other information that may be required under state or federal law or by the Fund’s Bylaws. With respect to Independent Directors, the Nominating Committee shall evaluate the independence of the Candidate as defined in Section 2(a)(19) of the 1940 Act, and other potential conflicts of interest not included in such definition.

The Committee shall meet with the Candidate to review the independence and qualifications of such Candidate, and shall meet as a group without the Candidate to discuss the Candidate. Recommendations for new Directors by the Nominating Committee shall be presented to the full Board for approval.

Nominee Considerations

In identifying and evaluating nominees for Director, the Committee seeks to ensure that the Board possess, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and also seeks to ensure that the Board is comprised of Directors who have broad and diverse backgrounds. The Nominating Committee looks at each nominee on a case-by-case basis.

In looking at the qualification of each Candidate to determine if his or her election would further the goals described above, the Nominating Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversify of viewpoint and industry knowledge. However, the Board believes that to be recommended as a nominee, whether by the Nominating Committee or at the suggestion of a shareholder or investment adviser, each Candidate must:

1

Display the highest personal and professional ethics, integrity and values;

2

Have the ability to exercise sound business judgment;

3

Must be highly accomplished in his or her respective field;

4

Have a relevant expertise and experience;

5

Be able to represent all shareholders and be committed to enhancing long-term shareholder value; and

6

Have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of the Fund’s business.

Other

In performing its duties, the Nominating Committee shall:

1.

Summarize the proceedings of meetings of the Nominating Committee at meetings of the Board. The Nominating Committee shall also submit the minutes of all its meetings to, or discuss the matters discussed at each meeting with, the Board;

2.

Investigate any matter that comes to the attention of the Nominating Committee within the scope of its duties, with the power to retain independent counsel, accountants, or others for this purpose if, in its judgment, that is appropriate;

3.

As the Nominating Committee deems appropriate, obtain, weigh and consider expert advice as to Nominating Committee related rules, legal and regulatory provisions, including engaging independent counsel and other advisors at Fund expense;

4.

Consider such other matters as may be from time to time referred to it by the Board; and

5.

Periodically review and, as appropriate, recommend changes to, this Charter.

In carrying out its responsibilities, the Nominating Committee believes its policies and procedures should be and remain flexible so that it can react to changing conditions and environments and to assure the Board and shareholders of the Fund that the nominating practices of the Fund are in accordance with all requirements and are of the highest quality.